SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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RITE AID CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

Notice of Annual Meeting of Stockholders
To Be Held on June 25, 2003

To Our Stockholders:

What:	Our Annual Meeting of Stockholders for Fiscal Year 2003

When:	June 25, 2003 at 10:00 a.m., local time

Where:	InterContinental The Barclay New York 111 East 48th Street New York, New York 10017

Why:	At this Annual Meeting, we plan to:
1.	Elect two directors to hold office until the 2006 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;
2.	Consider and vote upon a stockholder proposal, if properly presented, requesting Rite Aid Corporation's management to prepare and make public an employment diversity report; and
3.	Transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Only Stockholders of record at the close of business on May 12, 2003 will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement thereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Your vote is important. Please read the Proxy Statement and the voting instructions on the enclosed proxy and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please complete and promptly return your proxy in the envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. If you are a Stockholder of record, you may also authorize the individuals named on the enclosed proxy to vote your shares by calling a specially designated telephone number (TOLL FREE 877-785-2637) or via the Internet at http://www.computershare.com/us/proxy. These telephone and Internet voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for Stockholders of record who wish to use telephone or Internet voting procedures are set forth on the enclosed proxy. You may revoke your proxy at any time before the vote is taken by (a) delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or (b) voting your shares in person at the Annual Meeting.

By order of the Board of Directors

Robert B. Sari
Secretary

Camp Hill, Pennsylvania
May 27, 2003

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 25, 2003

The Board of Directors of Rite Aid Corporation, a Delaware corporation ("Rite Aid" or the "Company"), seeks your proxy for use in voting at our 2003 Annual Meeting of Stockholders to be held at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York 10017, on June 25, 2003 at 10:00 a.m., local time, or any adjournment or postponement thereof (the "Meeting"). This proxy statement, the foregoing notice and the enclosed proxy are first being mailed on or about May 27, 2003 to all holders of our common stock, par value $1.00 per share ("Common Stock") and 8% Series D Cumulative Convertible Pay-in-Kind Preferred Stock ("Series D Preferred Stock") (collectively, the "Stockholders") entitled to vote at the Meeting.

Purpose of the Meeting

At the Meeting, the Stockholders will be asked to vote on the following proposals:

Proposal No. 1:	To elect two directors to hold office until the 2006 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

Proposal No. 2:	To consider and vote upon a stockholder proposal, if properly presented, requesting Rite Aid Corporation's management to prepare and make public an employment diversity report.

In addition, the holders of the Series D Preferred Stock, voting separately as a class, will vote to elect one director (the "Series D Preferred Director") to hold office until the 2006 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

Record Date

Only Stockholders of record at the close of business on May 12, 2003 (the "Record Date") will receive notice of, and be entitled to vote at, the Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 515,371,306 shares of Common Stock and 3,937,053.2591 shares of Series D Preferred Stock (each of which is entitled to approximately 18.18 votes per share, or an aggregate of approximately 71,575,628 votes).

Quorum and Voting

The presence at the Meeting, in person or by proxy, of the holders of 293,473,467 shares (a majority of the aggregate number of shares of Common Stock and Series D Preferred Stock (on an as-if-converted basis) issued and outstanding and entitled to vote as of the Record Date) is necessary to constitute a quorum to transact business. Proxies marked "Abstain" and broker proxies that have not voted on a particular proposal ("Broker Non-Votes"), if any, will be counted in determining the presence of a quorum. In deciding all matters that come before the Meeting, each holder of Common Stock as of the Record Date is entitled to one vote per share of Common Stock and each holder of Series D Preferred Stock as of the Record Date is entitled to approximately 18.18 votes per share of Series D Preferred Stock (one vote per share of Common Stock issuable upon conversion of the Series D Preferred Stock). As of the Record Date, the Series D Preferred Stock was convertible into an aggregate of approximately 71,575,628.25 shares of Common Stock. The holders of the Common Stock and Series D Preferred Stock vote together as a single class, except that the holders of the Series D Preferred Stock, voting separately as a class, will vote to elect the Series D Preferred Director.

Required Votes

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the total number of votes voted at the Meeting by the holders of shares of Common Stock and Series D Preferred Stock, voting together as a single class. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and Broker Non-Votes, if any, will not be counted as having been voted and will have no effect on the outcome on the vote on the election of directors, except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. Stockholders may not cumulate votes in the election of directors.

Proposal No. 2 requires the affirmative vote of a majority of the total number of votes of the Common Stock and the Series D Preferred Stock represented and entitled to vote at the meeting, voting together as a single class. In determining whether Proposal No. 2 has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as votes against the proposal, and Broker Non-Votes, if any, will have no effect on the votes for this proposal.

Voting Procedures

Stockholders of record can choose one of the following three ways to vote:

1.	By mail: Sign, date and return the proxy in the enclosed pre-paid envelope.
2.	By telephone: Call (TOLL FREE 877-785-2637) and follow the instructions.
3.	Via the Internet: Access "http://www.computershare.com/us/proxy" and follow the instructions.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If you want to vote in person at the Meeting and you hold Common Stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Proxies

If the enclosed proxy card is properly signed and returned prior to voting at the Meeting, the shares represented thereby will be voted at the Meeting in accordance with the instructions specified thereon. If the proxy card is signed and returned without instructions, the shares will be voted as follows:

Proposal No. 1:    FOR the nominees of the Board in the election of directors; and

Proposal No. 2:    AGAINST the stockholder proposal.

Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

You may revoke your proxy by doing any of the following:

•	Delivering a written notice of revocation to the Secretary of Rite Aid, dated later than the proxy, before the vote is taken at the Meeting;
•	Delivering a duly executed proxy to the Secretary of Rite Aid bearing a later date (including proxy by telephone or via the Internet) before the vote is taken at the Meeting; or

•	Voting in person at the Meeting (your attendance at the Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Robert B. Sari, Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to our Secretary at the Meeting before we begin voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Rite Aid's Board of Directors is divided into three classes, with each class to be composed as equally as possible. The Board of Directors currently consists of three directors whose terms expire this year, three directors whose terms expire in 2004 and two directors whose terms expire in 2005. The term of one class of directors expires at each annual meeting of Stockholders and each class serves a three-year term. Although the Board of Directors has a nominating committee, the nominees for directors were nominated by the entire Board and the nominee for the Series D Preferred Director was nominated by the holder of the Series D Preferred Stock.

The Company's By-Laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of directors for the year commencing at the Meeting at eight.

Director Nominees

The Board of Directors has nominated Colin V. Reed and Stuart M. Sloan to be elected directors at the Meeting. Each of the nominees for director to be elected at the Meeting currently serves as a director of the Company. Each director elected at the Meeting will hold office until 2006. The holder of the Series D Preferred Stock has informed the Company that it will elect Jonathan D. Sokoloff as the Series D Preferred Director to hold office until 2006. The other directors will remain in office for the remainder of their respective terms, as indicated below.

If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

The following table sets forth certain information with respect to the Company's directors and the director nominees as of the Record Date:

Name	Age	Position with Rite Aid	Year First Became Director	Term as Director will Expire (1)
Robert G. Miller	59	Chairman and Chief Executive Officer	1999	2005
Mary F. Sammons	56	Director, President and Chief Operating Officer	1999	2004
John G. Danhakl	47	Director	2003	2004
Alfred M. Gleason	73	Director	2000	2005
George G. Golleher	55	Director	2002	2004
Colin V. Reed	55	Director	2003	2003
Stuart M. Sloan	59	Director	2000	2003
Jonathan D. Sokoloff	45	Director	1999	2003

(1)	Directors' terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

Robert G. Miller.    Mr. Miller has been Chairman and Chief Executive Officer since December 5, 1999. Effective as of June 25, 2003, Mr. Miller will only retain the position of Chairman of the Board of the Company. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger

Company, a retail food company. Mr. Miller joined Kroger in March 1999, when The Kroger Company acquired Fred Meyer, Inc., a food, drug and general merchandise chain. From 1991 until the acquisition, he served as Chief Executive Officer of Fred Meyer, Inc. Mr. Miller also serves as a director of Harrah's Entertainment, Inc. and PathMark Stores, Inc.

Mary F. Sammons.    Ms. Sammons has been President and Chief Operating Officer and a member of Rite Aid's Board of Directors since December 5, 1999. Ms. Sammons was appointed President and Chief Executive Officer, to be effective as of June 25, 2003. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores, Inc., the last being that of Executive Vice President. Ms. Sammons also serves as Chairman of the Board of the National Association of Chain Drugstores.

John G. Danhakl.    Mr. Danhakl has been a Managing Partner of Leonard Green & Partners, L.P. since 1995. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Prior to that, he served as a Managing Director in the Los Angeles office of Donaldson, Lufkin & Jenrette, which he joined in 1990. He presently serves on the Board of Directors of Big 5 Sporting Goods Corporation; MEMC Electronic Materials Inc.; Petco Animal Supplies, Inc.; Twinlab Corporation; VCA Antech, Inc.; Arden Group, Inc. and several private companies. Mr. Danhakl was elected as a director pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

Alfred M. Gleason.    Mr. Gleason is currently a self-employed consultant. Mr. Gleason served as the President of the Port of Portland Commission in Portland, Oregon, from 1996 until June 1999. From 1985 until 1995, Mr. Gleason held several positions with PacifiCorp, including Chief Executive Officer, President and Director. PacifiCorp is the parent company of Pacific Power & Light, Utah Power & Light and Pacific Telecom, Inc.

George G. Golleher.    Mr. Golleher is currently a business consultant and a private equity investor following his retirement after 28 years of experience in the Southern California food industry. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company and was Chief Executive Officer when Ralphs merged with Fred Meyer, Inc. in March 1998. Mr. Golleher is also Chairman of the Board of Directors of American Restaurant Group, Inc., which operates Black Angus Restaurants, and is a director of Simon Worldwide Inc., a promotional marketing firm.

Colin V. Reed.    Mr. Reed has been President, Chief Executive Officer and a director of Gaylord Entertainment Company, a diversified entertainment corporation headquartered in Nashville, Tennessee, since April 2001. The company includes among its businesses Gaylord Hotels, the Grand Ole Opry, The Ryman Auditorium and WSM Radio. Before joining Gaylord, Mr. Reed was Chief Financial Officer of Harrah's Entertainment, Inc. from April 1997 until 2001, a member of the three-executive Office of the President of Harrah's from May 1999 until 2001 and a director of Harrah's from 1998 to 2001. Joining Harrah's in 1977, he served in various executive capacities including Senior Vice President of Development where he oversaw the growth of Harrah's Casinos and was named Executive Vice President and Chief Financial Officer in 1997. He also served in various management positions for Holiday Corporation, former parent company of Harrah's, including Executive Assistant to the Chairman and Chief Financial Officer for Holiday Inn for the Europe, Middle East and Africa division. Mr. Reed serves on the Board of Directors of Bass Pro, Inc. and is a fellow in the British Association of Hotel Accountants.

Stuart M. Sloan.    Mr. Sloan has been a principal of Sloan Capital Companies, a private investment company, since 1984. Mr. Sloan was also the Chairman of the Board from 1986 to 1998 and the Chief Executive Officer from 1991 to 1996 of Quality Food Centers, Inc., a supermarket chain. He currently serves on the board of directors of Anixter International Corporation.

Jonathan D. Sokoloff.    Mr. Sokoloff has been a Managing Partner of Leonard Green & Partners, L.P. since 1994. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Since 1990, Mr. Sokoloff has also been a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff is also a director of Twinlab Corporation, Diamond Triumph Auto Glass, Inc., Dollar Financial Group, Inc. and Gart Sports Company. Mr. Sokoloff was elected as a director pursuant to an October 27, 1999 agreement between Rite Aid and Green Equity Investors III, L.P. with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

Corporate Governance

The Board of Directors recognizes that good corporate governance is an important means of protecting the interests of the Company's shareholders, employees, customers, and the community. The Company has closely monitored the recent legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the rules of the Securities and Exchange Commission (the "SEC") interpreting and implementing Sarbanes-Oxley, and the proposed NYSE listing standards. Although a number of the requirements have not yet become effective, the Company is in compliance with all provisions that are currently effective and believes it is well-positioned to address the remaining requirements as they become effective.

Directors' Attendance at Meetings

The Board of Directors held seven regular meetings and one special meeting during fiscal year 2003. Each incumbent director of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

Committees of the Board of Directors

Executive Committee.    The Executive Committee did not meet during fiscal year 2003. However, on three occasions in fiscal year 2003, the Executive Committee acted by unanimous written consent. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors. The members of the Executive Committee are Robert G. Miller (Chairman), Alfred M. Gleason and Stuart M. Sloan. Leonard I. Green served as a member of the Executive Committee until his death in October 2002.

Audit Committee.    The Audit Committee, which held seven meetings during fiscal year 2003, currently consists of Alfred M. Gleason (Chairman), George G. Golleher and Stuart M. Sloan. The Audit Committee:

•	oversees management's fulfillment of its financial reporting and disclosure responsibilities and its maintenance of appropriate internal control systems,
•	engages the Company's independent auditors, and
•	oversees the activities of the Company's internal audit function.

The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see "Audit Committee Report."

Compensation Committee.    The Compensation Committee, which met five times during fiscal year 2003, currently consists of Stuart M. Sloan (Chairman) and Jonathan D. Sokoloff. Leonard I. Green served as a member of the Compensation Committee until his death in October 2002. The Compensation Committee administers the Company's stock option and other equity incentive plans and reviews and recommends to the Board of Directors senior officers' salaries and bonuses. For additional information, see "Report of the Compensation Committee on Executive Compensation."

Nominating Committee.    The Nominating Committee did not meet during fiscal year 2003. Current members of the Nominating Committee are Jonathan D. Sokoloff and Stuart M. Sloan. Leonard I. Green served as Chairman of the Nominating Committee until his death in October 2002. The Nominating Committee may develop general criteria regarding the qualifications and selection of board members and may recommend candidates for election to the Board of Directors. The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to the Board of Directors if the names of such persons are submitted in writing in a timely manner to the Secretary of the Company. All recommendations should be accompanied by a complete statement of such person's qualifications and an indication of the person's willingness to serve.

Directors' Compensation

Under the director compensation plan, all non-employee directors who are not affiliated with entities that provide services to the Company receive an annual payment of $50,000 in cash, payable quarterly in arrears. Directors who are officers and full-time employees of the Company or who are affiliated with entities that provide services to the Company receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors' meetings.

In fiscal year 2003, Rite Aid's non-employee directors also received $1,000 for each Board of Directors and committee meeting attended or $1,500 for each meeting attended at which such non-employee director served as the chairman of a committee, except that Leonard I. Green (a director until his death in October 2002), Jonathan D. Sokoloff and John G. Danhakl received no compensation.

On December 11, 2002, Messrs. Gleason, Golleher and Sloan each received options to purchase 50,000 shares of Common Stock under the Rite Aid Omnibus Equity Plan, with an exercise price of $2.10 per share. On the date Mr. Reed was appointed to the Board of Directors, he received non-qualified stock options to purchase 100,000 shares of Common Stock with an exercise price of $2.58 per share, in accordance with provisions of a Board of Directors compensation plan applicable to non-employee directors who are not affiliated with entities that provide services to the Company first elected or appointed after January 1, 2002.

All of the options received by the directors vest ratably over a three-year period beginning on the first anniversary of the date they were granted. None of such options vests after the non-employee director ceases to be a director, except in the case of a director whose service terminates after he or she reaches age 72 and who has served as a director for eighteen months or more following the date of grant of options, in which case such options will vest immediately upon termination. All of the options vest immediately upon a change in control.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE

PROPOSAL NO. 2

STOCKHOLDER PROPOSAL – EMPLOYMENT DIVERSITY REPORT

The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, the owner of 104,200 shares of Common Stock (based on information provided to us by The General Board of Pension and Health Benefits of the United Methodist Church), has notified the Company that it intends to present the following proposal at the Annual Meeting:

WHEREAS: Equal employment is a key issue for shareholders. The bipartisan Glass Ceiling Commission Study released in 1995 explains that a positive diversity record also has a positive impact on the bottom line. This study is important for shareholders because it shows how many corporations in the United States select for advancement from less than 50 percent of the total talent available in our work force.

•	Women and minorities comprise 57 percent of the work force, yet represent only 3 percent of executive management positions.

•	Women who were awarded more than half of all master degrees represent less than 5 percent of senior-level management positions.

These statistics show the limits placed on selecting the most talented people for top management positions.

Not attending to diversity impacts the bottom line because of the real costs of discrimination cases, the potential loss of government contracts and the financial ramifications of a damaged corporate image.

a)	In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott.

b)	In 1996 the Wall Street Journal reported that Shoney's earnings for fiscal year 1992 posted a direct loss of $16.6 million as a result of settling a racial discrimination suit for $134.5 million.

c)	In 1997 Denny's reported it was still trying to win back its minority customers, dating back to the 1992 discrimination complaints against Denny's.

d)	In 1998 Smith Barney agreed to spend $15 million on diversity programs to settle a case brought by plaintiffs charging sexual harassment.

More than 150 major employers publicly report on work force diversity to their shareholders. Primary examples are Disney/ABC Commitment Report, USAir Affirming Workplace Diversity Report, Intel Diversity Report, Monsanto Diversity Report, and Texaco Diversity Report. These companies and many others regularly provide reports describing diversity progress and challenges. Often companies will also include this information in their annual reports.

RESOLVED: The shareholders request our company prepare a report at reasonable cost that may omit confidential information on the issues described below.

1)	An updated Diversity Report to be available to shareholders four months from the date of the annual meeting, that includes:

a.	the EEO-1 Report in standard federal government categories according to gender and race in each of the nine major EEOC-defined categories for the previous three years;

b.	a description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or ethnic minorities;

c.	a description of the company's efforts to increase its business with female and minority suppliers and service-providers; and

d.	any federal audit, corporate management review, and letter of compliance with corrective measures enacted to protect any government contracts.

2)	A report on any material litigation in which the company is involved concerning race, gender and the physically challenged.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION:

The Board of Directors recommends a vote "against" Proposal No. 2.

The Board of Directors urges a vote against this stockholder proposal. This stockholder proposal is substantially the same as the proposals that were submitted by this same stockholder to the Company for consideration at the Company's 1999 and 2000 annual meetings of stockholders. At each meeting, the proposal was overwhelmingly rejected by stockholders, with 89.4% of the votes cast against the proposal and 4.0% abstentions at the 1999 annual meeting, and 90.3% of the votes cast against the proposal and 3.0% abstentions at the 2000 annual meeting. The Board of Directors' view, reiterated here, is essentially unchanged from that included in the proxy statement for the Company's 2000 annual meeting.

The Company is fully committed to providing equal employment opportunity and complying with all applicable equal employment opportunity laws and regulations. It is the Company's policy not to discriminate against any employee or applicant because of race, color, religion, sex, national origin, age or disability. The Company also maintains appropriate diversity plans. The Company already complies with federal, state and local governmental reporting requirements regarding compliance with equal employment opportunity laws. The preparation and distribution of an additional report will not enhance the Company's commitment to the worthy goal of equal employment opportunity. Moreover, the Board of Directors believes that requiring preparation and distribution of another report would not be a beneficial use of Company resources.

The proposal seeks publication of a report that the Company prepares and files on a confidential basis with governmental authorities. While these reports in fact illustrate the Company's commitment to equal opportunity, the Board of Directors does not believe that public dissemination of these reports will promote the goal of equal employment opportunity in any meaningful way. Furthermore, in order to obtain consistent statistical information across all categories of employers, the government requires the Company to report the information in categories that may not accurately reflect the practices of the Company. As a result, the information in the reports is potentially susceptible to misinterpretation. Accordingly, disclosure of this sensitive information, which is protected by federal law, would not be in the interests of stockholders of the Company.

In addition, the proposal requests disclosure of material employment-related litigation. The Company already is obligated under SEC rules to make disclosure of material litigation of all kinds. Employment-related litigation is not excluded from this disclosure and already is subject to reporting as required. For this reason, the Board of Directors believes that the proposal is duplicative and unnecessary.

The goal of equal employment opportunity is worthy and is also one to which the Company has always been committed. In the Board of Directors' judgment, however, providing reports is not the appropriate approach and would not enhance the Company's efforts to provide equal opportunity. The Board of Directors strongly believes that the proposal is unnecessary in most respects and, in other respects, is potentially harmful to the Company and not in the best interest of the stockholders.

We urge you to vote against Proposal No. 2.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"AGAINST" THE STOCKHOLDER PROPOSAL

EXECUTIVE OFFICERS

Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
Robert G. Miller*	59	Chairman and Chief Executive Officer
Mary F. Sammons*	56	Director, President and Chief Operating Officer
James P. Mastrian	60	Senior Executive Vice President, Marketing, Logistics and Pharmacy Services
Mark C. Panzer	46	Senior Executive Vice President, Store Operations
John T. Standley	40	Senior Executive Vice President and Chief Administrative Officer
Christopher S. Hall	38	Executive Vice President and Chief Financial Officer
Robert B. Sari	47	Senior Vice President, General Counsel and Secretary
Kevin Twomey	52	Senior Vice President and Chief Accounting Officer

* Mr. Miller's and Ms. Sammons' biographical information is provided above in the section identifying the director nominees.

James P. Mastrian.    Mr. Mastrian was appointed Senior Executive Vice President, Marketing, Logistics and Pharmacy Services in November 2002. He had been Senior Executive Vice President, Marketing and Logistics of Rite Aid from October 2000 until November 2002, and was Executive Vice President, Marketing from November 1999 to October 2000. Mr. Mastrian was also Executive Vice President, Category Management of Rite Aid from July 1998 to November 1999. Mr. Mastrian was Senior Executive Vice President, Merchandising and Marketing of OfficeMax, Inc. from June 1997 to July 1998 and Executive Vice President, Marketing of Revco D.S., Inc. from July 1994 to June 1997.

Mark C. Panzer.    Mr. Panzer has been Senior Executive Vice President, Store Operations since June 2002. He had been Executive Vice President, Store Operations since June 2001. Prior to that, he served as Senior Vice President, Marketing & Sales, General Merchandise at Albertson's, Inc. from 1998 to 2001, when Albertson's, Inc. merged with his former employer American Stores Company. From 1989 to 1998, Mr. Panzer held several senior positions at American Stores Company including District Manger, Director of Sales and Marketing, Vice President of Sales, Marketing & Advertising and Senior Vice President of Marketing & Formats.

John T. Standley.    Mr. Standley was appointed Senior Executive Vice President and Chief Administrative Officer of Rite Aid in June 2002. He had been Senior Executive Vice President and Chief Financial Officer since September 2000 and Executive Vice President and Chief Financial Officer since December 1999. Previously, he was Executive Vice President and Chief Financial Officer of Fleming Companies, Inc., a food marketing and distribution company from May 1999 to December 1999. Between July 1998 and May 1999, Mr. Standley was Senior Vice President and Chief Financial Officer of Fred Meyer, Inc. Mr. Standley served as Senior Vice President and Chief Financial Officer of Ralphs Grocery Company between January 1997 and July 1998. Mr. Standley also served as Senior Vice President of Administration at Smith's Food & Drug Stores, Inc. from May 1996 to February 1997 and as Chief Financial Officer of Smitty's Supervalue, Inc. from December 1994 to May 1996.

Christopher S. Hall.    Mr. Hall has been Executive Vice President and Chief Financial Officer since June 2002. He had been Executive Vice President, Finance and Accounting since January 2001. Prior to that, he served as Senior Vice President and Chief Accounting Officer since January 2000, when he joined the Company. From April 1999 to January 2000, Mr. Hall was Executive Vice President and Chief Financial Officer at Golden State Foods Corp. Between July 1998 and March 1999, Mr. Hall served as Senior Vice President of Finance at Ralphs Grocery Company. Mr. Hall joined Ralphs Grocery as Vice President of Accounting in June 1995.

Robert B. Sari.    Mr. Sari has been Senior Vice President, General Counsel and Secretary since June 2002. He had been Senior Vice President, Deputy General Counsel and Secretary since October 2000. From May 2000 to October 2000, he served as Vice President, Law and Secretary. Mr. Sari served as Associate Counsel from May 1997 to May 2000. Prior to May 1997, Mr. Sari was Vice President, Legal Affairs for Thrifty PayLess, Inc.

Kevin Twomey.    Mr. Twomey has been Senior Vice President and Chief Accounting Officer since December 2000. From September 1989 to November 2000, Mr. Twomey held several accounting and finance management positions at Fleming Companies, Inc., a food marketing and distribution company. He was Senior Vice President – Finance and Control at Fleming, a position he held from October 1999 to November 2000, when he left Fleming. Prior to joining Fleming, he was an audit partner at Deloitte & Touche.

Executive Officer Compensation

The following table provides a summary of compensation paid during the last three fiscal years to Rite Aid's current Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2003. As used herein, the term "Named Executive Officers" means all persons identified in the Summary Compensation Table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation				Long-Term Compensation					All Other Compensation
	Fiscal Year	Salary(1)	Bonus(2)	Other Annual Compensation (3)	Restricted Stock Awards (4)		Securities Underlying Option Grants/ SARs		LTIP Payouts
Robert G. Miller	2003	$1,240,000	$2,000,000	$126,712	—		500,000		—	$4,902	(5)
Chairman & Chief	2002	1,240,000	500,000	—	—		431,762		—	6,764,149	(6)
Executive Officer	2001	1,398,654	1,268,991	121,621	$6,248,438	(7)	8,700,000	(8)	—	5,562	(5)
Mary F. Sammons	2003	1,232,308	2,000,000	51,412	—		500,000		—	4,743	(9)
Director, President &	2002	1,080,000	337,500	—	—		497,216		—	2,061,612	(10)
Chief Operating Officer	2001	1,013,654	768,930	—	5,092,186	(11)	6,550,000	(12)	—	1,447	(9)
James P. Mastrian	2003	598,077	720,000	—	—		300,000		—	88,295	(13)
Senior Executive Vice	2002	575,000	172,500	—	—		168,750		—	112,341	(14)
President, Marketing,	2001	551,442	232,126	—	128,125	(15)	1,333,546	(16)	—	2,024	(17)
Logistics and Pharmacy
Services
Mark C. Panzer	2003	447,692	546,250	72,369	—		600,000		—	84,577	(18)
Senior Executive Vice	2002	259,615	64,688	—	556,400	(19)	600,000		—	49,335	(20)
President, Store	2001	—	—	—	—		—		—	—
Operations
John T. Standley	2003	803,077	750,000	—	—		300,000		—	626	(21)
Senior Executive Vice	2002	720,000	150,000	—	—		303,296		—	56,162	(22)
President & Chief	2001	675,769	528,317	115,843	2,734,946	(23)	4,205,000	(24)	—	91	(21)
Administrative Officer

(1)	Mr. Miller, Ms. Sammons and Mr. Standley commenced employment with the Company on December 5, 1999. Salary amounts for Mr. Miller, Ms. Sammons and Mr. Standley include amounts contributed by Rite Aid to each such executive officer's account under the deferred compensation plan in which they participate.
(2)	Bonus amounts represent amounts earned in each respective fiscal year, not necessarily paid in each year.
(3)	Pursuant to Item 402(b)(2)(iii)(C) of Regulation S-K, perquisites and other personal benefits, securities or property paid or provided to a Named Executive Officer for any fiscal year are not included in this column unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer for that fiscal year. In cases where the aggregate amount of such compensation equals or exceeds this threshold and thus requires disclosure, only those perquisites or other personal benefits exceeding 25% of the total perquisites and other personal benefits reported for such Named Executive Officer are separately identified by type and amount in this footnote, as permitted by Item 402(b)(2)(iii)(C). "Other Annual Compensation" includes the following for fiscal year 2003: For Mr. Miller: $126,712 for personal use of the Company aircraft. For Ms. Sammons: $33,556 for personal use of the Company aircraft and a $17,856 car allowance. For Mr. Panzer: $45,699 in reimbursed moving expenses and $20,337 for personal use of the Company aircraft. "Other Annual Compensation" includes the following for fiscal year 2001: For Mr. Miller: $111,100 for reimbursement for taxes attributable to the vesting of restricted stock granted to Mr. Miller in December 1999 when he commenced employment. For Mr. Standley: $85,617 in reimbursed moving expenses.
(4)	Each Named Executive Officer has the right to vote the shares of restricted stock and to receive any dividends paid on such shares.

(5)	Fiscal year 2003 and fiscal year 2001 amounts for Mr. Miller represent supplemental life insurance premiums paid by the Company.
(6)	"All Other Compensation" for fiscal year 2002 for Mr. Miller includes: $5,971,321 pursuant to his agreement with the Company relating to his severance dispute with the Kroger Company (Mr. Miller is required to repay to the Company any amount that is paid to him by the Kroger Company related to the severance dispute, net of any excess taxes payable by him on account of the repayment and any legal expenses not reimbursed by the Company under his employment agreement); $789,434 resulting from the surrender of restricted stock to repay a loan from the Company to Mr. Miller for the payment of taxes due as a result of vesting of restricted stock, plus the intrinsic value of such restricted stock and the tax gross up paid as compensation for the tax consequences of the loan forgiveness; and $3,394 in supplemental life insurance premiums paid by the Company.
(7)	On June 15, 2000, Mr. Miller was awarded 600,000 shares of restricted Common Stock; restrictions on 240,000 shares lapsed on June 15, 2001 (and these 240,000 shares were subsequently surrendered to repay a Company loan), restrictions on 120,000 shares lapsed on January 15, 2002, and restrictions on 120,000 shares lapsed on each of July 15, 2002 and January 15, 2003. On November 29, 2000, Mr. Miller was awarded 75,000 shares of restricted Common Stock; restrictions on 9,375 shares lapsed ratably on a quarterly basis from March 3, 2001 through September 1, 2001 (and these 28,125 shares were subsequently surrendered to repay a Company loan), and restrictions on 9,375 shares lapsed on each of January 15, 2002, May 15, 2002, July 15, 2002, October 15, 2002 and January 15, 2003. On January 10, 2001, Mr. Miller was awarded 409,091 shares of restricted Common Stock, restrictions on 163,637 shares lapsed on June 15, 2001 (and these shares were subsequently surrendered to repay a Company loan), restrictions on 81,818 shares lapsed on January 15, 2002, and restrictions on 81,818 shares lapsed on each of July 15, 2002 and January 15, 2003. At the end of fiscal year 2003, Mr. Miller held 1,252,329 shares of restricted Common Stock with an aggregate market value of $3,005,589.
(8)	4,200,000 of these options replaced options that were cancelled on November 20, 2000.
(9)	Fiscal year 2003 and fiscal year 2001 amounts for Ms. Sammons represent supplemental life insurance premiums paid by the Company.
(10)	"All Other Compensation" for fiscal year 2002 for Ms. Sammons includes: $1,930,736 pursuant to her agreement with the Company relating to her severance dispute with the Kroger Company (Ms. Sammons is required to repay to the Company any amount that is paid to her by the Kroger Company related to the severance dispute, net of any excess taxes payable by her on account of the repayment and any legal expenses not reimbursed by the Company under her employment agreement); $126,589 resulting from the surrender of restricted stock to repay a loan from the Company to Ms. Sammons for the payment of taxes due as a result of vesting of restricted stock, plus the intrinsic value of such restricted stock and the tax gross up paid as compensation for the tax consequences of the loan forgiveness; and $4,287 in supplemental life insurance premiums paid by the Company.
(11)	On June 15, 2000, Ms. Sammons was awarded 600,000 shares of restricted Common Stock; restrictions on 240,000 shares lapsed on June 15, 2001 (and these shares were subsequently surrendered to repay a Company loan), restrictions on 120,000 shares lapsed on January 15, 2002, and restrictions on 120,000 shares lapsed on each of July 15, 2002 and January 15, 2003. On November 29, 2000, Ms. Sammons was awarded 75,000 shares of restricted Common Stock; restrictions on 9,375 shares of Common Stock lapsed ratably on a quarterly basis from March 3, 2001 through September 1, 2001 (and these 28,125 shares were subsequently surrendered to repay a Company loan), and restrictions on 9,375 shares lapsed on each of January 15, 2002, May 15, 2002, July 15, 2002, October 15, 2002 and January 15, 2003. On January 10, 2001, Ms. Sammons was awarded 72,727 shares of restricted Common Stock; restrictions on 29,091 shares lapsed on June 15, 2001 (and these shares were subsequently surrendered in exchange for forgiveness of a Company loan), restrictions on 14,546 shares lapsed on January 15, 2002 and restrictions on 14,545 shares lapsed on each of July 15, 2002 and January 15, 2003. At the end of fiscal year 2003, Ms. Sammons held 650,511 shares of restricted Common Stock with an aggregate market value of $1,561,226.
(12)	3,050,000 of these options replaced options that were cancelled on November 20, 2000.
(13)	"All Other Compensation" for fiscal year 2003 for Mr. Mastrian includes: $84,000 for a deferred compensation plan and $4,295 in supplemental life insurance premiums paid by the Company.
(14)	"All Other Compensation" for fiscal year 2002 for Mr. Mastrian includes: $84,000 for a deferred compensation plan; $25,428 resulting from the surrender of restricted stock to repay a loan from the Company to Mr. Mastrian for the payment of taxes due as a result of vesting of restricted stock, plus the intrinsic value of such restricted stock and the tax gross up paid as compensation for the tax consequences of the loan forgiveness; and $2,913 in supplemental life insurance premiums paid by the Company.
(15)	On November 29, 2000, Mr. Mastrian was awarded 50,000 shares of restricted Common Stock; restrictions on 6,250 shares lapsed ratably on a quarterly basis from March 3, 2001 to September 1, 2001 (and these 18,750 shares were subsequently surrendered to repay a Company loan), and restrictions on 6,250 shares lapsed on each of January 15, 2002, May 15, 2002, July 15, 2002, October 15, 2002 and January 15, 2003. At the end of fiscal year 2003, Mr. Mastrian held 19,898 shares of restricted Common Stock with an aggregate market value of $47,755.
(16)	300,000 of these options replaced options that were cancelled on November 20, 2000.
(17)	Fiscal year 2001 amount for Mr. Mastrian represents supplemental life insurance premiums paid by the Company.
(18)	"All Other Compensation" for fiscal year 2003 for Mr. Panzer includes: $84,000 for a deferred compensation plan and $577 in supplemental life insurance premiums paid by the Company.
(19)	On June 27, 2001, Mr. Panzer was awarded 65,000 shares of restricted Common Stock; restrictions on 21,666 of these shares lapsed June 27, 2002 and restrictions on 21,667 will lapse on each of June 27, 2003 and June 27, 2004. At the end of fiscal year 2003, Mr. Panzer was vested in 12,166 shares of restricted Common Stock with an aggregate market value of $29,198.
(20)	"All Other Compensation" for fiscal year 2002 for Mr. Panzer includes: $49,000 for a deferred compensation plan and $335 in supplemental life insurance premiums paid by the Company.
(21)	Fiscal years 2003 and 2001 amounts for Mr. Standley represent supplemental life insurance premiums paid by the Company.
(22)	"All Other Compensation" for fiscal year 2002 for Mr. Standley includes: $55,545 resulting from the surrender of restricted stock to repay a loan from the Company to Mr. Standley for the payment of taxes due as a result of vesting of restricted stock, plus the intrinsic value of such restricted stock and the tax gross up paid as compensation for the tax consequences of loan forgiveness and $617 in supplemental life insurance premiums paid by the Company.
(23)	On June 15, 2000, Mr. Standley was awarded 336,364 shares of restricted Common Stock; restrictions on 134,546 shares lapsed on June 15, 2001 and restrictions on 67,273 shares lapsed on December 15, 2001 (and 134,456 of these shares were subsequently surrendered to repay a Company loan), and restrictions on 67,273 shares lapsed on each of July 15, 2002 and January 15, 2003. On November 29, 2000, Mr. Standley was awarded 50,000 shares of restricted Common Stock; restrictions on 6,250 shares of Common Stock lapsed ratably on a quarterly basis from March 3, 2001 through September 1, 2001 (and these 18,750 shares were subsequently surrendered to repay a Company loan), and restrictions on 6,250 shares lapsed on each of January 15, 2002, May 15, 2002, July 15, 2002, October 15, 2002 and January 15, 2003. At the end of fiscal year 2003, Mr. Standley held 300,118 shares of restricted Common Stock with an aggregate market value of $720,283.
(24)	1,575,000 of these options replaced options that were cancelled on November 20, 2000.

Option Grants in the Fiscal Year

The following table sets forth certain information regarding options granted during fiscal year 2003 to the Named Executive Officers.

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted To Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date	Grant Date Present Value ($)(3)
Robert G. Miller	500,000	4.98%	$2.10	12/11/12	$620,000
Mary F. Sammons	500,000	4.98%	2.10	12/11/12	620,000
James P. Mastrian	300,000	2.99%	2.10	12/11/12	372,000
Mark C. Panzer	300,000	2.99%	2.55	6/26/12	453,000
	300,000	2.99%	2.10	12/11/12	372,000
John T. Standley	300,000	2.99%	2.10	12/11/12	372,000

(1)	Options vest ratably over a four-year period beginning on the first anniversary of the date of grant.
(2)	All options have an exercise price equal to the fair market value on the date of grant.
(3)	The hypothetical present values on the grant date were calculated under the Black-Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of assumptions in hypothesizing an option's present value. Assumptions used to value the options include the stock's expected volatility rate of 69.4% projected dividend yield of 0%, a risk-free rate of return of 2.63% and the estimated life of the options being five years. The ultimate realizable value of an option will depend on the actual market value of the Common Stock on the date of exercise as compared to the exercise price of the option. Consequently, there is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

Option Exercises and Fiscal Year-End Values

The following table summarizes the aggregate value of all stock options held as of March 1, 2003 by the Named Executive Officers. No options were exercised during fiscal year 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options At Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert G. Miller	0	$0	7,631,762	2,000,000	$60,447	$150,000
Mary F. Sammons	0	0	5,730,550	1,816,666	48,610	171,000
James P. Mastrian	0	0	1,360,419	1,008,331	7,875	105,750
Mark C. Panzer	0	0	150,000	1,050,000	3,500	100,500
John T. Standley	0	0	3,382,463	1,245,833	26,711	105,750

(1)	"In-the-Money" options are options with an exercise price less than the market price of the Common Stock on March 1, 2003. The value of such options is calculated using a stock price of $2.40, which was the closing price of the Common Stock on the NYSE on February 28, 2003.

EMPLOYMENT AND EMPLOYMENT-RELATED AGREEMENTS
AND TERMINATION OF EMPLOYMENT

Executive Employment Agreements

On December 5, 1999, Rite Aid entered into employment agreements with Robert G. Miller, Mary F. Sammons and John T. Standley; on November 18, 2000, Rite Aid entered into an employment agreement, effective as of September 27, 2000, with James P. Mastrian; and on June 27, 2001, Rite Aid entered into an employment agreement with Mark C. Panzer (collectively, the "Executives"). In April 2003, Rite Aid entered into a new employment agreement with Mr. Miller, which is effective as of June 25, 2003. This employment agreement is summarized in the section below entitled "New Employment Agreement with Mr. Miller."

Pursuant to their above-referenced individual employment agreements, each as amended:

•	Mr. Miller was appointed Chief Executive Officer and elected as Chairman of the Board of Directors of Rite Aid;
•	Ms. Sammons was appointed President and Chief Operating Officer of Rite Aid and was appointed to Rite Aid's Board of Directors;
•	Mr. Mastrian was appointed Senior Executive Vice President, Marketing and Logistics, and is now Senior Executive Vice President, Marketing, Logistics and Pharmacy Services;
•	Mr. Panzer was appointed Executive Vice President of Store Operations and is now Senior Executive Vice President of Store Operations; and
•	Mr. Standley was appointed Executive Vice President and Chief Financial Officer and is now Senior Executive Vice President and Chief Administrative Officer.

Term.    The term of each Executive's employment agreement commenced on the date of his or her employment agreement and, unless terminated earlier, will terminate on the third anniversary (the "Employment Period"), but will automatically renew for an additional year on each anniversary of the effective date of the agreement (a "Renewal Date") unless either the Executive or Rite Aid provides the other with notice of non-renewal at least 180 days prior to a Renewal Date.

Salary and Incentive Bonus.    The respective agreements provide each Executive with a base salary and incentive compensation (which may be reviewed periodically for increase by the Compensation Committee) that includes, with respect to fiscal year 2003:

•	Mr. Miller is entitled to receive an annual base salary of not less than $1,250,000; however, Mr. Miller volunteered to receive an annualized base salary of $1,000,000 in fiscal year 2003. Mr. Miller received a bonus of $2,000,000 for fiscal year 2003, and pursuant to his employment agreement, he has the opportunity to receive future annual bonuses that shall equal or exceed 100% of his annual base salary then in effect if Rite Aid's performance meets certain annual target goals based on the business plan developed by the Executives and the Board of Directors (the "targets"). Pursuant to a new employment agreement entered into in connection with his continued service solely as Chairman of the Board, which is effective as of June 25, 2003, Mr. Miller will be eligible for such base salary and annual bonus in fiscal year 2004. Commencing with fiscal year 2005, Mr. Miller will be entitled to receive an annual base salary of $350,000 but will not be eligible for any bonuses.
•	Ms. Sammons is entitled to receive an annual base salary of not less than $900,000 (and received an annualized base salary of $1,000,000 in fiscal year 2003). Ms. Sammons received a bonus of $2,000,000 for fiscal year 2003 pursuant to her employment agreement, and in the future may, if Rite Aid's performance meets certain targets, receive an annual bonus that, if awarded, will equal or exceed 100% of her annual base salary then in effect.
•	Mr. Mastrian is entitled to receive an annual base salary of not less than $575,000 (and received an annualized base salary of $600,000 in fiscal year 2003). Mr. Mastrian received a bonus of

$720,000 for fiscal year 2003 pursuant to his employment agreement, and in the future may, if Rite Aid's performance meets certain targets, receive an annual bonus that, if awarded, will equal or exceed 75% of his annual base salary then in effect.
•	Mr. Panzer is entitled to receive an annual base salary of not less than $375,000 (and received an annualized base salary of $475,000 in fiscal year 2003). Mr. Panzer received a bonus of $546,250 for fiscal year 2003 pursuant to his employment agreement, and in the future may, if Rite Aid's performance meets certain targets, receive an annual bonus that, if awarded, will equal or exceed 75% of his annual base salary then in effect.
•	Mr. Standley is entitled to receive an annual base salary of not less than $500,000 (and received an annualized base salary of $625,000 in fiscal year 2003). Mr. Standley received a bonus of $750,000 for fiscal year 2003 pursuant to his employment agreement, and in the future may, if Rite Aid's performance meets certain targets, receive an annual bonus that, if awarded, will equal or exceed 75% of his annual base salary then in effect.

Other Benefits.    Pursuant to their employment agreements, each of the Executives is also entitled to participate in Rite Aid's fringe benefit and perquisite programs and savings plans.

Restricted Stock and Options.    Pursuant to their employment agreements and individual stock option agreements, in December 1999, Mr. Miller, Ms. Sammons and Mr. Standley, and in June 2001, Mr. Panzer, received awards of restricted Rite Aid Common Stock and were granted options to purchase additional Rite Aid Common Stock as follows:

•	Mr. Miller was granted an option to purchase 3,000,000 shares of Common Stock and was awarded 600,000 shares of restricted Common Stock.
•	Ms. Sammons was granted an option to purchase 2,000,000 shares of Common Stock and was awarded 200,000 shares of restricted Common Stock.
•	Mr. Panzer was granted an option to purchase 500,000 shares of Common Stock and was awarded 65,000 shares of restricted Common Stock.
•	Mr. Standley was granted an option to purchase 1,000,000 shares of Common Stock and was awarded 100,000 shares of restricted Common Stock.

Mr. Mastrian did not receive any grants of options to purchase shares of Common Stock under his employment agreement.

All of the options granted and restricted Common Stock awarded to each of the Executives have fully vested except that, as of the Record Date, Mr. Panzer's option to purchase 375,000 shares of Common Stock, and 43,333 shares of Mr. Panzer's restricted Common Stock, have not yet vested.

Other Provisions.    Mr. Miller's employment agreement provides for him to be based in Portland, Oregon and that he be provided, for the convenience of Rite Aid, with an apartment in the vicinity of Rite Aid's corporate headquarters in the Harrisburg, Pennsylvania area.

Pursuant to his employment agreement, Mr. Miller is entitled to recommend to the Board of Directors two persons to serve on the Board. Mr. Miller has made two Board of Directors recommendations to date and as a result, Alfred M. Gleason and Stuart M. Sloan were appointed to the Board of Directors in January 2000 and June 2000, respectively.

Termination of Employment.    Upon written notice, the employment agreement of each of the Executives is terminable by either Rite Aid or the individual Executive seeking termination.

If Mr. Miller, Ms. Sammons or Mr. Standley is terminated by Rite Aid "without cause" (as defined in the employment agreement of such Executive) or if such Executive's employment is terminated by the Executive for "good reason" (as defined in the employment agreement of such Executive), then:

•	the Executive will be paid an amount equal to three times the sum of the individual Executive's annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that the Executive is eligible to earn being pro-rated through the date of termination;

•	the Executive will be paid the deferred compensation amounts that would otherwise have been credited to the Executive pursuant to the Deferred Compensation Plan (as discussed below) had the Executive continued employment with Rite Aid through the end of the then-remaining Employment Period and the Executive will continue to receive certain medical benefits for the remainder of such Employment Period; and
•	all of the Executive's stock options will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on the restricted Common Stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied.

If Mr. Mastrian or Mr. Panzer is terminated by Rite Aid "without cause" or if such Executive's employment is terminated by the Executive for "good reason" (as such terms are defined in his employment agreement), then he shall be entitled to receive:

•	an amount equal to two times the sum of his annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that the Executive is eligible to earn being pro-rated through the date of termination; and
•	all of his stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted Common Stock will immediately lapse to the extent his options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for two years following the termination.

If Rite Aid terminates any of the Executives "for cause" (as defined in the employment agreements):

•	Rite Aid shall pay him or her all accrued but unpaid salary and benefits,
•	any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination shall immediately terminate, and
•	any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination shall be forfeited.

The employment agreement of each Executive prohibits the Executive from competing with Rite Aid during his or her Employment Period and for a period of one year, or with respect to Mr. Mastrian and Mr. Panzer, two years, thereafter.

Pursuant to amendments to the employment agreements with Mr. Miller and Ms. Sammons dated May 7, 2001, the Company agreed to pay them, as an additional incentive bonus, the difference between certain amounts called for under their severance agreements with their prior employer and the amount they actually receive from that employer, plus interest at the rate of 9% per annum from December 5, 1999. Mr. Miller and Ms. Sammons were to receive $5,022,685 and $1,624,000, respectively, under those severance agreements, and they each retain control over their claims against their former employer. A summary judgment order has been filed in Mr. Miller's favor by the Court hearing his case, and this order has been appealed. Pursuant to the amendments to the employment agreements, the Company paid such bonuses, plus interest, in January, 2002, which amounted to $5,971,321 for Mr. Miller and $1,930,736 for Ms. Sammons.

Pursuant to the terms of the amendments, the Executive must repay to the Company any amount that is paid to him or her by the former employer, net of any excess taxes payable by the Executive on account of the repayment and any legal expenses not reimbursed by the Company under the employment agreement. Neither Executive is obligated to reimburse the Company more than the amount of the bonus paid to him or her.

Change-in-Control Arrangements.    Under Mr. Miller's, Ms. Sammons's and Mr. Standley's employment agreements, any termination of employment by the Executive within the six month period commencing on the date of a "change in control" of Rite Aid will be treated as a termination of employment by the Executive for "good reason." Under each of Mr. Mastrian's and Mr. Panzer's employment agreements, upon a "change in control" of Rite Aid, all of his stock options will immediately vest and be exercisable and any restrictions on restricted stock will immediately lapse. Each employment agreement provides that the Executive will receive an additional payment to reimburse the Executive for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

New Employment Agreement with Mr. Miller

On April 9, 2003, Rite Aid entered into a new employment agreement with Robert G. Miller pursuant to which, effective as of June 25, 2003, Mr. Miller will continue serving solely as Chairman of the Board through June 30, 2005, or the date of Rite Aid's 2005 annual meeting of stockholders, whichever is earlier. Additional terms of this agreement are as follows:

Term.    Mr. Miller's December 5, 1999 employment agreement will continue in full force and effect until June 25, 2003, the date of Rite Aid's 2003 annual meeting of stockholders. Following June 25, 2003, the December 5, 1999 employment agreement will be amended and restated as provided in the April 9, 2003 employment agreement. Mr. Miller will serve as Chairman during the period commencing on June 25, 2003 and ending on the date of Rite Aid's 2005 annual shareholders meeting (the "Employment Period"). The April 9, 2003 employment agreement expires on the date of the 2005 annual meeting of stockholders, subject to the other terms and conditions of the agreement.

Salary and Incentive Bonus.    From June 25, 2003, for the balance of the Company's 2004 fiscal year (i.e., through February 28, 2004) (the "Initial Term"), the terms of Mr. Miller's December 5, 1999 employment agreement with respect to base salary, incentive compensation, other benefits, deferred compensation and service credit will continue to apply in their entirety.

Commencing after the Initial Term through the date of Rite Aid's 2005 annual meeting of shareholders, Mr. Miller will receive an annual base salary of $350,000 and be entitled to continued benefits, in their entirety, as provided under the December 5, 1999 employment agreement; however, he will not be entitled to participate in any incentive compensation or bonus plans.

Restricted Stock and Options.

During the Employment Period, Mr. Miller will be eligible to receive option and restricted stock awards in accordance with Rite Aid's policy for members of the Board of Directors as in effect from time to time. Mr. Miller's existing stock options and shares of restricted stock will continue to vest and be fully exercisable for the remainder of their stated terms.

Termination of Employment and Change-in-Control Arrangements.

The termination provisions of the April 9, 2003 employment agreement became effective immediately and remain in effect until the agreement expires. The termination provisions and change in control arrangements are substantially similar to those in the December 5, 1999 employment agreement.

Deferred Compensation Plan

In addition to the base salary and bonus provisions of the Executives' employment agreements, Rite Aid established a Deferred Compensation Plan for the benefit of Mr. Miller, Ms. Sammons and Mr. Standley. Under the Deferred Compensation Plan, Rite Aid funds a specific sum to individual accounts established for each of Mr. Miller, Ms. Sammons and Mr. Standley. The sums are funded on the first day of each month during the term of the Executives' Employment Period with Rite Aid. Each of Mr. Miller, Ms. Sammons and Mr. Standley is fully vested, at all times, in his or her account balance. Generally, however, they may not receive payments from their accounts until three years after an election to receive a payment. Each month, $20,000 is funded to Mr. Miller's account (and such amount will continue to be funded as long as he is an officer or the Chairman of the Board of Directors of the Company), $20,000 is funded to Ms. Sammons' account and $15,000 is funded to Mr. Standley's account. Under the Deferred Compensation Plan, the Executives are able to direct the investment of the amounts funded to their individual accounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the Deferred Compensation Plan.

Supplemental Executive Retirement Plan

Mr. Mastrian and Mr. Panzer receive benefits under a separate deferred compensation plan from the one noted above. The Company has established an unfunded Supplemental Executive Retirement Plan

(the "SERP"), which was effective March 1, 2001, pursuant to which Rite Aid credits a specific sum to an individual account established for Messrs. Mastrian and Panzer, and other participating executive officers, on a monthly basis. The amount credited is equal to 2% of the Executive's annual base compensation, up to a maximum of $7,000 per month. The Executives participating in the SERP are able to select among a choice of earnings indexes, and their accounts are credited with earnings which mirror the investment results of such indexes. Executives participating in the SERP vest in their accounts at the rate of 20% per year for each full year of participation in the SERP at a five-year rolling rate. Participants will receive their vested account balance upon the earlier to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the SERP; (ii) termination of employment with the Company (including due to death or disability); (iii) change in control of the Company; (iv) a hardship withdrawal pursuant to the terms of the SERP; and (v) a withdrawal election pursuant to the terms of the SERP.

Officer Retirement Plan

Rite Aid has established the Non-Qualified Executive Retirement Plan to provide retirement benefits to certain long-term employees who hold a position of vice president or higher and to select executives who may, pursuant to their employment agreements, be deemed to be long term employees. Participants generally are entitled to receive benefits upon retirement after age 65 if they have or are credited with 20 years or more of service or upon death, in which case any length of service requirement is disregarded.

Generally, eligible participants receive an annual benefit, payable monthly over 15 years, equal to a percentage, ranging from 40% to 50%, of the highest base salaries and highest bonus paid or accrued for each participant within the 10 fiscal years prior to the date of the event giving rise to payment of the benefit.

The Non-Qualified Executive Retirement Plan provides that benefits will not be paid to employees whose employment is terminated for any reason other than retirement, disability or death. Additionally, if, during the time a benefit is being paid to a former employee, it is determined that the former employee committed an act that could have resulted in a good cause discharge, the Company will cease paying benefits to the former employee.

In fiscal year 2002, Mr. Miller, Ms. Sammons and Mr. Standley agreed to give up their rights to receive benefits in the future under the Non-Qualified Executive Retirement Plan in order to receive benefits under the Deferred Compensation Plan. Messrs. Mastrian and Panzer are not eligible for any benefits under the Non-Qualified Executive Retirement Plan. Accordingly, no estimate of the annual benefits payable under the Non-Qualified Executive Retirement Plan at normal retirement age is provided for any of the Named Executive Officers.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee"), composed of outside directors of the Board of Directors, reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights ("SARs") and stock-based awards. The Compensation Committee met five times during fiscal year 2003.

The Compensation Committee has access to independent compensation data and from time to time engages outside compensation consultants. In fiscal year 2003, the Compensation Committee considered the report of outside compensation consultants with respect to the issuance of stock options for the executive officers in fiscal year 2003.

The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

The executive compensation program is generally composed of base salary, discretionary performance bonuses and long-term incentives in the form of stock options, SARs, stock-based awards and restricted stock awards. The compensation program also includes various benefits, including the Deferred Compensation Program, and health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Company's full-time employees participate.

Base salaries for the executive officers of the Company are generally competitively set relative to salaries of officers of companies comparable in business and size included in the Standard & Poor's Retail Stores Composite Index. The base salary and other compensation arrangements for the Named Executive Officers were individually negotiated with each executive and are reviewed periodically by the Compensation Committee for a possible increase. In each instance, base salary takes into account individual experience and performance specific to the Company. The Compensation Committee generally attempts to provide compensation approximating the median of comparable companies. Except for increases associated with promotions or increased responsibility, increases in base salaries for executive officers of the Company from year to year are generally limited to adjustments to reflect increases in the rate of inflation. Under his employment agreement, Mr. Miller, the Company's Chief Executive Officer, is entitled to receive a base salary of not less than $1,250,000. However, Mr. Miller voluntarily accepted a lower base salary of $1,000,000 for fiscal year 2003.

The Compensation Committee is aware that the Internal Revenue Code of 1986, as amended (the "Code"), treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes.

The Compensation Committee is empowered to approve the payment of cash performance bonuses to employees, including executive officers, of the Company. During fiscal year 2003, the Compensation Committee established the Annual Performance-Based Incentive Program (the "Annual Incentive Plan"). The purpose of the Annual Incentive Plan is to provide an incentive for executives of the Company and to reward them in relation to the degree to which a specified adjusted EBITDA is achieved. Adjusted EBITDA represents income from continuing operations before extraordinary items and also primarily excludes income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges for store closing and impairment, closed store liquidation expense, stock-based compensation expense, share of loss from equity investments, loss on debt and lease conversions and modifications, litigation proceeds, litigation expense, expenses related to prior management's business practices and certain non-recurring income and expense. Each year, the Compensation Committee determines an adjusted EBITDA goal and a targeted incentive as a percentage of salary. Depending upon the adjusted EBITDA achieved during such year, participants are entitled to a percentage of the targeted incentive award fixed by the Compensation Committee. The Company's adjusted EBITDA for fiscal year 2003 entitled the executive officers to receive the maximum bonus under the Annual Incentive Plan.

The Compensation Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options to the Company's employees, including executive officers. Stock options typically are granted at the prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Compensation Committee believes that the grant of stock options and stock-based awards provides a long-term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. The terms of options granted by the Compensation Committee, including vesting, exercisability and option term, are determined by the Compensation Committee, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry and size.

        Stuart M. Sloan, Compensation Committee Chairman
                Jonathan D. Sokoloff, Compensation Committee Member

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

During fiscal year 2003, no executive officer of Rite Aid served as a director or as a member of the compensation committee of another company who had an executive officer that served as a member of the Compensation Committee or as a director of Rite Aid.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of three of our outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the New York Stock Exchange ("NYSE") that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by Sections 303.02(B)(a) and (3) of the NYSE's listing standards.

The Board has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee and which was filed as an appendix to the Proxy Statement for our fiscal 2001 Annual Meeting. The Audit Committee, among other things, appoints and engages our independent auditors and oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for our financial statements, our accounting principles, our systems of internal control and our financial reporting process. Our independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee held seven meetings during fiscal year 2003.

During those meetings the Audit Committee:

•	Met with our internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
•	Reviewed and discussed with management and our independent auditors the audited financial statements included in our Annual Report on Form 10-K. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K.
•	Reviewed and discussed with our independent auditors those matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as modified and supplemented. Also reviewed and discussed critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent auditors.
•	Adopted a policy in April 2002 for pre-approval of audit and non-audit services performed by our independent auditors. This policy specifically prohibits our independent auditors from performing any of the services prohibited by the Sarbanes-Oxley Act of 2002.
•	Discussed with our independent auditors matters relating to their independence and received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, as modified and supplemented. The Audit Committee has considered whether the level of non-audit related services provided by our independent auditors is consistent with maintaining their independence. As outlined in the following table, we incurred the following fees, including expenses billed to the Company for the fiscal years ended March 1, 2003 and March 2, 2002 by the Company's independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche & Tohmatsu and their respective affiliates (collectively, "Deloitte & Touche"):

	Year Ended
Description of Fees	March 1, 2003	March 2, 2002
	(Amounts in Millions)
Audit fees, including reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities	$3.7	$5.5

Audit related fees, primarily audits of employee benefit plans' financial statements	0.4	2.2

Tax fees, primarily assistance in amending prior years' income tax returns	0.7	0.1

Other fees:
Assistance in evaluating expense reduction opportunities	0.5	—
Other	0.1	0.1
Total other fees	0.6	0.1

In reliance on the meetings and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 1, 2003 for filing with the Securities and Exchange Commission.

Alfred M. Gleason, Audit Committee Chairman
George G. Golleher, Audit Committee Member
Stuart M. Sloan, Audit Committee Member

STOCK PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on (i) the Russell 1000 Consumer Staples Index, and (ii) the Russell 1000 Index, over the same period (assuming the investment of $100.00 in the Common Stock and such indexes on February 27, 1998 and reinvestment of dividends).

For comparison of cumulative total return, the Company has elected to use the Russell 1000 Consumer Staples Index, consisting of 88 companies including the three largest drugstore chains, and the Russell 1000 Index. This allows comparison of the Company to a peer group of similar sized companies. We are one of the companies included in Russell 1000 Consumer Staples Index and the Russell 1000 Index. The Russell 1000 Consumer Staples Index is a capitalization-weighted index of companies that provide products directly to consumers that are typically considered nondiscretionary items based on consumer purchasing habits. The Russell 1000 Index consists of the largest 1000 companies in the Russell 3000 Index and represents the universe of large capitalization stocks from which many active money managers typically select.

	1998	1999	2000	2001	2002	2003
Rite Aid Corporation	$100.00	$129.22	$23.60	$19.47	$9.66	$7.67
Russell 1000 Index	$100.00	$118.03	$136.11	$122.87	$111.13	$86.44
Russell 1000 Consumer Staples Index	$100.00	$105.88	$80.57	$110.04	$115.05	$97.31

*	The Company's fiscal year ends on the Saturday closest to February 29 or March 1. Fiscal year 2003 included 52 weeks and ended on March 1, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Rite Aid's executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, the Company has determined that during fiscal year 2003 no persons subject to Section 16(a) reporting submitted late filings under Section 16(a) of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information concerning the beneficial shareholdings of (a) each director, (b) each nominee for director, (c) each executive officer named in the Summary Compensation Table appearing elsewhere herein, (d) each holder of more than five percent of the Common Stock and (e) all directors and executive officers as a group (based on 586,946,934 shares of Common Stock outstanding as of the Record Date, which includes the number of shares of Common Stock into which the outstanding shares of Series D Preferred Stock are convertible). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned (1)		Percentage of Class
Named Executive Officers and Directors:
John G. Danhakl	71,642,279	(2)		12.2%
Alfred M. Gleason	261,634	(3)		*
George G. Golleher	83,334	(4)		*
James P. Mastrian	1,492,817	(5)		*
Robert G. Miller	9,244,541	(6)		1.8%
Mark C. Panzer	430,499	(7)		*
Colin V. Reed	0			*
Mary F. Sammons	6,531,061	(8)		1.3%
Stuart M. Sloan	99,978	(9)		*
Jonathan D. Sokoloff	72,281,064	(10)		12.3%
John T. Standley	3,714,581	(11)		*
All Executive Officers and Directors (14 persons)	95,833,857			15.7%
5% Stockholders:
Green Equity Investors III, L.P.	71,575,628	(12)	12.2	%(13)
11111 Santa Monica Blvd. Suite 2000 Los Angeles, CA 90025
Putnam Investments, LLC.	31,730,492	(14)		6.2%
One Post Office Space Boston, MA 02109
Putnam Investment Management, LLC	28,564,545	(15)		5.5%
One Post Office Space Boston, MA 02109

*	Percentage less than 1% of class.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable within 60 days of the Record Date.
(2)	This amount includes 71,575,628 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Danhakl is a managing director and equity owner.
(3)	This amount includes 71,500 shares owned by Mr. Gleason's spouse and 83,334 shares which may be acquired by exercising stock options.
(4)	This amount includes 33,334 shares which may be acquired by exercising stock options and 50,000 common shares.
(5)	This amount includes 1,472,919 shares which may be acquired by exercising stock options and 19,898 restricted shares.

(6)	This amount includes 7,631,762 shares which may be acquired by exercising stock options and 1,152,329 restricted shares.
(7)	This amount includes 375,000 shares which may be acquired by exercising stock options and also includes 55,499 restricted shares, of which 12,166 of such restricted shares have vested as of the Record Date.
(8)	This amount includes 5,730,550 shares which may be acquired by exercising stock options and 650,511 restricted shares.
(9)	This amount includes 83,334 shares which may be acquired by exercising stock options.
(10)	This amount includes 705,436 shares owned jointly by Mr. Sokoloff and his spouse, and 71,575,628 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Sokoloff is a managing partner and equity owner.
(11)	This amount includes 3,382,463 shares which may be acquired by exercising stock options and 300,118 restricted shares.
(12)	Green Equity Investors III, L.P. beneficially owns 71,575,628 shares of common stock. This number represents the number of shares issuable within 60 days of the May 12, 2003 Record Date upon the conversion of convertible preferred stock.
(13)	Based upon the number of shares outstanding as of the record date and assuming conversion of all Series D Preferred Stock by Green Equity Investors III, L.P.
(14)	Putnam Investments, LLC ("Putnam"), a wholly owned subsidiary of Marsh & McLennen Companies, Inc., reported its beneficial ownership in a Schedule 13G/A filed on February 14, 2003. The filing indicates that Putnam has sole voting power for 0 shares, shared voting power for 1,867,154 shares, sole dispositive power for 0 shares and shared dispositive power for 31,730,492 shares. Putnam wholly owns two registered investment advisors: Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC"). PIM has sole voting power for 0 shares, shared voting power for 435,592 shares, sole dispositive power for 0 shares and shared dispositive power for 28,564,545 shares; PAC has sole voting power for 0 shares, shared voting power for 1,431,562 shares, sole dispositive power for 0 shares and shared dispositive power for 3,165,947 shares.
(15)	This amount, which is disclosed in a report on Schedule 13G/A filed on February 14, 2003, includes 28,564,545 shares in respect of which PIM and Putnam share dispositive power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In fiscal year 2003, Rite Aid paid to JPMorgan Chase & Co. ("JPMorgan Chase") or its affiliates, fees and other amounts in connection with our financing activities of $2,890,275. JPMorgan Chase was a beneficial owner of more than 5% of our common stock during fiscal year 2002 and ceased to be a beneficial owner of more than 5% of Rite Aid common stock in fiscal year 2003. JPMorgan Chase is the parent company of J.P. Morgan Securities Inc., an initial purchaser in Rite Aid's February 2003 offering of $300 million aggregate principal amount of 9½% Senior Secured Notes due 2011. JPMorgan Chase Bank is one of Rite Aid's lenders.

Rite Aid has entered into a two-year agreement with Leonard Green & Partners L.P., effective January 1, 2003, whereby Rite Aid has agreed to pay Leonard Green & Partners L.P. a fee of $1,000,000 per year for its consulting services. The consulting agreement also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green & Partners, L.P. This agreement is an extension of Rite Aid's existing consulting agreement with Leonard Green & Partners, L.P. Pursuant to the consulting agreement, Rite Aid may engage Leonard Green & Partners, L.P. to provide financial advisory and investment banking services in connection with major financial transactions that it undertakes in the future. During fiscal year 2003, Rite Aid paid Leonard Green & Partners, L.P. a consulting fee of $1,166,666. Both John G. Danhakl and Jonathan D. Sokoloff, each a director of Rite Aid, are equity owners of Leonard Green & Partners, L.P. Leonard I. Green, a director of Rite Aid from 1999 until his death in October 2002, was also an equity owner of Leonard Green & Partners, L.P.

On October 11, 2002, Rite Aid entered into a three-year agreement with InfoAcess.net whereby Rite Aid will be providing point of sale data to InfoAccess.net, which customizes reports that it sells to Rite Aid vendors. Rite Aid paid InfoAccess.net an initial set-up fee of $125,000. Shawn Mastrian, the son of James P. Mastrian, Rite Aid's Senior Executive Vice President, Marketing, Logistics and Pharmacy Services is a Vice President, Strategic Alliances with InfoAccess.net. As of January 1, 2003, InfoAccess.net will pay Rite Aid a monthly fee based upon a revenue sharing agreement.

STOCKHOLDER PROPOSALS

Proposals received from stockholders are given careful consideration by the Company in accordance with Rules 14a-8 under the Exchange Act. Any Stockholder desiring to present a proposal for inclusion in the Company's Proxy Statement for the 2004 Annual Meeting of Stockholders of the Company must present the proposal to the Company not later than January 28, 2004. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Exchange Act will be included in the Company's Proxy Statement for the 2004 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2004 Annual Meeting of Stockholders (but not included in the Company's Proxy Statement) must be received by the Company by April 12, 2004 in order to be considered timely, subject to any provisions of the Company's By-Laws. The Chairman of the meeting may determine that any proposal for which the Company did not receive timely notice shall not be considered at the meeting. If in the discretion of the Chairman any such proposal is to be considered at the meeting, the persons designated in the Company's Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.

INCORPORATION BY REFERENCE

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information included under the captions "Report of the Compensation Committee on Executive Compensation," "Audit Committee Report" and "Stock Performance Graph" shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

OTHER MATTERS

The Board of Directors knows of no other matters that have been submitted for consideration at this Meeting. If any other matters come before the Stockholders at this Meeting, the persons named on the enclosed proxy intend to vote the shares they represent in accordance with their best judgment.

INDEPENDENT AUDITORS

Deloitte & Touche served as the Company's independent auditors for fiscal year 2003 and the Company's Audit Committee is in the process of negotiating with Deloitte & Touche the terms of an arrangement to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2004. A representative of Deloitte & Touche is expected to be present at the meeting, and the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

SOLICITATION OF PROXIES

The entire cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by telephone, internet and personal interviews by officers, directors and regularly engaged employees of the Company. The Company has retained W.F. Doring & Co., Inc.

to assist in the solicitation of proxies for approximately $5,000, plus out-of-pocket expenses. Brokerage houses, custodians, nominees and fiduciaries that receive the solicitation materials will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain Stockholders who share a single address, only one copy of this Proxy Statement and the Company's 2003 Annual Report is being sent to that address, unless we received contrary instructions from any Stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more Stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in "street name," additional information regarding householding of proxy materials should be forwarded to you by your broker.

However, if you wish to receive a separate copy of this Proxy Statement or the Company's 2003 Annual Report, or would like to receive separate proxy statements and annual reports in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another Stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Robert B. Sari, Secretary, or by calling the Secretary at (717) 761-2633.

ANNUAL REPORT

A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2003 is being mailed together with this Proxy Statement to all Stockholders entitled to notice of and to vote at the Meeting.